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                                                                     Exhibit 2.4

                               EXCHANGE AGREEMENT

          THIS EXCHANGE AGREEMENT (this "AGREEMENT") is made as of May [___], 2005, by and between Forest Products Holdings, L.L.C. ("FPH") and Boise Cascade Company ("BCC"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 4 hereof.

          WHEREAS, BCC is contemplating an initial public offering (the "IPO") of shares of its Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON") and certain actions to be taken by BCH require the consent of FPH's majority unitholder, Madison Dearborn Capital Partners IV, L.P. ("MDP") pursuant to the terms of that certain Subscription Agreement, dated as of October 29, 2004, by and among FPH, MDP and certain other unitholders of MDP and MDP is willing to grant such consents in exchange for, among other things, the agreements and covenants of FPH set forth herein; and

          WHEREAS, pursuant to that certain Going Public Agreement, dated as of April 27, 2005, by and among FPH, BCH, BCC and certain other Persons party thereto (the "GOING PUBLIC AGREEMENT"), BCC has agreed to permit FPH to exchange 2,674,516.7 shares of Class C Common Stock, par value $0.01 per share (the "CLASS C COMMON"), being all of the issued and outstanding shares of Class C Common owned by FPH, for a number of shares of Class A Common (the "EXCHANGED CLASS A COMMON") determined by dividing (i) the value of the Class C Common as of the IPO Date (as reasonably determined by BCC's pricing committee), by (ii) the price per share at which shares of Class A Common are to be sold to the public in the IPO.

          NOW, THEREFORE, the parties hereto agree as follows:

     1. AUTHORIZATION AND CLOSINGS.

     (a) THE EXCHANGE. At the Closing (as hereinafter defined), BCC shall issue to FPH the Exchanged Class A Common and, in exchange therefor, FPH shall deliver to BCC all of its right, title and interest in and to 2,674,516.7 shares of Class C Common (being all of the issued and outstanding shares of Class C Common owned by FPH).

     (b) THE CLOSING. The closing of the exchange of the Class C Common for Class A Common hereunder (the "CLOSING") shall take place at the chief executive offices of BCC immediately after BCC executes an underwriting agreement related to the IPO. At the Closing, BCC shall deliver to FPH stock certificates evidencing the shares of Class A Common to be issued to FPH, registered in FPH's name, and FPH shall deliver to BCC, for cancellation, an original copy of the certificate representing the shares of Class C Common of BCC held by FPH.

     2. REPRESENTATIONS AND WARRANTIES OF BCC. As a material inducement to FPH to enter into this Agreement and exchange the Class C Common for shares of Class A Common, BCC hereby represents and warrants to FPH that:

     (a) ORGANIZATION, CORPORATE POWER AND LICENSES. BCC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to

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do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets or operations of BCC. BCC possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

     (b) VALID ISSUANCE. All shares of Class A Common to be issued to FPH shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, encumbrances and charges (other than set forth in the Securityholders Agreement and the Registration Agreement). There are no statutory or, to BCC's knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of Class A Common, except pursuant to the Securityholders Agreement (which, to the extent applicable, have been waived pursuant to the Going Public Agreement). To BCC's knowledge, BCC has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. To BCC's knowledge, there are no agreements between BCC's stockholders with respect to the voting or transfer of BCC's capital stock or with respect to any other aspect of BCC's affairs, except for the Securityholders Agreement and the Registration Agreement.

     (c) ENFORCEABLE AGREEMENT. This Agreement has been duly authorized, executed and delivered by BCC and constitutes the legal, valid and binding obligation of BCC, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by BCC does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which BCC is a party or any judgment, order or decree to which BCC is subject.

     3. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS. As a material inducement to BCC to enter into this Agreement and exchange the Class C Common for shares of Class A Common, FPH hereby represents and warrants to BCC that:

     (a) TRANSFERABILITY. The shares of Class A Common acquired hereunder are subject to the terms of the Securityholders Agreement and Registration Agreement to the same extent as the shares of Class C Common.

     (b) ENFORCEABLE AGREEMENT. This Agreement has been duly authorized, executed and delivered by FPH and constitutes the legal, valid and binding obligation of FPH, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by FPH does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which FPH is a party or any judgment, order or decree to which FPH is subject.

     (c) OWNERSHIP. FPH owns all right, title and interest in and to the shares of Class C Common being exchanged hereunder, free and clear of all liens, encumbrances and other restrictions (other than those set forth under applicable securities law, the Securityholders Agreement and the Registration Agreement).

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     4. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

     (a) "REGISTRATION AGREEMENT" means that certain Registration Agreement, dated as of October 29, 2004, by and among BCC and the stockholders party thereto, as the same has been and may be amended, modified, supplemented or waived from time to time.

     (b) "SECURITYHOLDERS AGREEMENT" means that certain Securityholders Agreement, dated as of October 29, 2004, by and among BCC and its stockholders, as the same has been and may be amended, modified, supplemented or waived from time to time.

     5. MISCELLANEOUS.

     (a) CONSENT TO AMENDMENTS. The provisions of this Agreement may be amended or waived only with the written consent of FPH and BCC. No other course of dealing between FPH and BCC or any delay in exercising any rights hereunder shall operate as a waiver of any rights of BCC or FPH.

     (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (c) SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     (d) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (e) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or electronic transmission), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     (f) DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

     (g) GOVERNING LAW. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and any exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware,

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without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and any and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     (h) NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses to such address as the recipient party has specified by prior written notice to the sending party.

     (i) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                                    * * * * *


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          IN WITNESS WHEREOF, the parties hereto have executed this Exchange
Agreement on the date first written above.

                                    BOISE CASCADE COMPANY


                                    By:      ___________________________________

                                    Its:     ___________________________________

                                    FOREST PRODUCTS HOLDINGS, L.L.C.


                                    By:      ___________________________________

                                    Its:     ___________________________________



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